Exhibit 12

RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges are as follows:

	Years Ended December 31,
	2014	2013	2012	2011	2010
Holdings:
Ratio of Earnings to Fixed Charges	1.38	1.35	(a)	(b)	(c)
SvM:
Ratio of Earnings to Fixed Charges	1.39	1.35	(a)	(b)	(c)

(a)

For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the year ended December 31, 2012 for Holdings and SvM was $26 million and $25 million, respectively. For purposes of calculating our ratio of earnings to fixed charges for the year ended December 31, 2012, fixed charges for Holdings and SvM were $245 million.

(b)

For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the year ended December 31, 2011  for Holdings and SvM was $13 million and $21 million, respectively. For purposes of calculating our ratio of earnings to fixed charges for the year ended December 31, 2011,  fixed charges for Holdings and SvM were $266 million and $273 million, respectively.

(c)

For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the year ended December 31, 2010  for Holdings and SvM was $79 million and $86 million, respectively. For purposes of calculating our ratio of earnings to fixed charges for the year ended December 31, 2010,  fixed charges for Holdings and SvM were $280 million and $287 million, respectively.